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                                                                   EXHIBIT 10.25




January 12, 1999



Mr. Evan Myrianthopoulos
Vice President of Finance
Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, PA 18901


Dear Evan:

This letter, when signed by you, will confirm that Discovery Laboratories has retained KCSA Worldwide as investor relations counsel for a period of six months commencing January 15, 1999.

For our investor relation services, which excludes financial publicity, our monthly fee will be $5,000 which will entitle Discovery Laboratories to 40 hours of professional services. All excess hours estimated in advance and with client approval only - will be billed at the rate of $165 an hour. The agreement will be for a period of six months and unless terminated 30 days prior to the end of this period, in writing, it will continue with a 30-day written notice of cancellation in effect. The first month's fee is payable with the return of this signed agreement and future monthly fees will be billed on the first of each month and are payable in thirty days.

Discovery Laboratories agrees to increase its monthly fee to $10,000 at the conclusion of the six month period on June 15, 1999. At that time, KCSA will also be responsible for publicity in financial media for Discovery Laboratories.

It is mutually agreed that any third party out-of-pocket expenses such as photography, printing, BusinessWire distribution, messengers, air courier, clipping service, offset and mass mailings will be rebilled to you with the standard agency charge of 20%. Telephone, Xerox, postage, travel and editorial lunches will be rebilled without markup. All individual expenditures above $500.00 will be expended only after client approval.


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You agree to indemnify and hold harmless KCSA Worldwide from and against all losses, claims, damages, expenses or liabilities which we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved and/or just used by us.

We agree to indemnify and hold harmless Discovery Laboratories, from and against all losses, claims, damages, expenses or liabilities which Discovery Laboratories may incur based on information, representations, reports or data we furnish to you, to the extent that such material is furnished, prepared, approved and/or just used by you.

We are pleased to have the opportunity to serve you, and you have the assurance of our very best efforts.

                                              Cordially,



                                              KCSA WORLDWIDE
AGREED AND ACCEPTED
Discovery Laboratories, Inc.


By: /s/ Evan Myrianthopoulos                  By:  /s/ Adam Friedman
    -----------------------------                  -----------------------
    Mr. Evan Myrianthopoulos                       Adam I. Friedman
    Vice President of Finance                      Managing Partner